Exhibit 99.6(b)

SUBADVISORY AGREEMENT

THIS SUBADVISORY AGREEMENT (this “Agreement”) is entered into as of the            day of                   , 2010, between IronBridge Capital Management, L.P. (“Adviser”) and IronBridge International Ltd. (“Subadviser”), a wholly-owned subsidiary of Adviser.

W I T N E S S E T H

WHEREAS, IronBridge Funds, Inc., a Maryland corporation (the “Corporation”), is registered with the Securities and Exchange Commission (the “SEC”) as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, pursuant to an Investment Advisory Agreement, dated as of               , 2010 between the Corporation and Adviser (the “Advisory Agreement”), the Corporation has retained Adviser to act as its investment adviser to IronBridge Frontegra Global Fund (the “Fund”);

WHEREAS, the Advisory Agreement permits Adviser to delegate certain of its duties to a subadviser, subject to the requirements of the 1940 Act; and

WHEREAS, Adviser desires to retain Subadviser as subadviser for the Fund, a series of the Corporation.

NOW, THEREFORE, Adviser and Subadviser mutually agree as follows:

1.             Appointment as Subadviser.  Adviser hereby retains Subadviser to act as subadviser for the Fund, subject to the supervision of Adviser and the Board of Directors of the Corporation and subject to the terms of this Agreement, and Subadviser agrees to accept such employment.

2.             Duties of Subadviser.

(a)           Investments.  Subject to the 1940 Act, the direction of Adviser, the Board of Directors of the Corporation and the investment policies and restrictions of the Fund as set forth in the Corporation’s current registration statement on Form N-1A and the compliance policies and procedures of the Fund, Subadviser is authorized and directed to purchase, hold, sell and monitor on a continuous basis investments for the account of the Fund (the “Investments”), with custody of such investments to be maintained by third parties, as more fully set forth below.  In providing these services, Subadviser will conduct a continual program of investment, evaluation and, if appropriate, sale and reinvestment of the Investments.  Adviser will provide Subadviser with reasonable assistance in connection with Subadviser’s activities under this Agreement, including without limitation, information concerning the Fund, its funds available for investment and general affairs of the Corporation.

(b)           Allocation of Brokerage.  If so authorized and directed by Adviser, subject to the supervision of Adviser and the Board of Directors of the Corporation, Subadviser is authorized and directed to establish and maintain, through third party custodians, accounts on behalf of the Fund, place orders for the purchase and sale of Investments with or through such persons, brokers or dealers as Subadviser may elect, and negotiate commissions to be paid on such transactions.  In selecting brokers or dealers and placing orders, Subadviser will seek to obtain the most favorable combination of price and execution available (considering all factors it deems relevant, including price, size of transaction, nature of the market for the security, amount of commission, if any, timing, reputation of broker or dealer and other factors), except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as provided below.  Subadviser may cause the Fund to pay a broker that provides brokerage and research services to Subadviser a commission in excess of the commission that another broker would have charged for effecting that transaction provided (i) Subadviser determines in good faith that the commission is reasonable in relation to the value of the brokerage and research services provided by the executing broker in the terms of the particular transaction or in terms of Subadviser’s overall responsibilities with respect to the Fund and the other accounts as to which Subadviser exercises investment discretion, and (ii) such commission is paid in compliance with all applicable state and federal laws, including Section 28(e) of the Securities Exchange Act of 1934, as amended, and in accordance with this Agreement.

To the extent not prohibited by applicable law, if Subadviser deems the purchase or sale of a security to be in the best interests of the Fund as well as other clients of Subadviser, it may aggregate the securities to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution.  In such event, allocation of these securities and the expenses incurred in the transaction will be made by Subadviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and its other clients.

(c)           Securities Transactions.  Subadviser and any of its affiliated persons will not purchase securities or other instruments from or sell securities or other instruments to the Fund; provided, however, that Subadviser may purchase securities or other instruments from or sell securities or other instruments to the Fund if such transaction is permissible under applicable law and the Fund’s procedures or in accordance with an exemptive order.

(d)           Books and Records.  Subadviser will maintain or cause to be maintained all books and records required to be maintained by Subadviser in relation to the Fund pursuant to the 1940 Act, including without limitation, a daily ledger of such assets and liabilities relating thereto and brokerage and other records of all securities transactions, and will furnish to Adviser or the Corporation in a timely manner all information relating to Subadviser’s services under this Agreement.  Subadviser will also preserve or cause to be preserved such books and records for the periods prescribed in Rule 31a-2 under the 1940 Act.  Adviser may maintain and preserve such books and records on Subadviser’s behalf.  All books and records relating to the Fund remain the sole property of the Corporation and shall be immediately surrendered to the Corporation upon request, provided that Subadviser may retain a copy of the books and records.  Upon request during any business day, all books and records maintained under this Agreement immediately will be made available to the Corporation or Adviser.

(e)           Information Concerning Investments.  As Adviser or the Board of Directors of the Corporation may reasonably request, Subadviser will furnish reports on portfolio transactions and reports on Investments held in the portfolio in such detail as the requesting party may reasonably request.  As mutually agreed upon, Subadviser also will provide the Fund and Adviser with periodic economic and investment analyses and reports or other investment services normally available to Subadviser’s other clients. Upon reasonable advance notice, Subadviser will make its officers and employees available to meet with Adviser and the Corporation’s Board of Directors at the Corporation’s principal place of business or another mutually agreed location to review the Investments of the Fund.  Subadviser will inform the Corporation and Adviser of changes in investment strategy, tactics, ownership or key personnel.  Subadviser also will provide information or perform additional acts as are customarily performed by a subadviser or which are required for the Fund or Adviser to comply with their respective obligations under applicable law, including without limitation the Internal Revenue Code of 1986, the 1940 Act, the Investment Advisers Act of 1940, as amended (the “Advisers Act”), the Securities Act of 1933, as amended (the “1933 Act”), and any state securities law, rule or regulation.

(f)            Custody Arrangements.  Subadviser acknowledges receipt of a Custody Agreement for the Fund and, to the extent within its control, will comply with the requirements of the Custody Agreement.  On each business day, Subadviser will provide the Fund’s custodian with information relating to all transactions concerning the Fund’s assets as Adviser or the custodian requests.

(g)           Voting of Proxies.  If so authorized by Adviser, Subadviser will vote all securities constituting the Fund in accordance with any policies adopted by the Board of Directors of the Corporation.

(h)           Agent.  Subject to any other written instructions of Adviser, the Corporation or the Fund, Subadviser is hereby appointed as Adviser’s, the Corporation’s and the Fund’s agent and attorney-in-fact for the limited purpose of executing account documentation, agreements, contracts and other documents as Subadviser is requested by brokers, dealers, counterparties and other persons in connection with its management of the Investments; provided, however, that any such documentation that Subadviser shall execute shall comply with all laws, rules and regulations applicable to the business of Adviser and the Corporation, including but not limited to the Advisers Act, the 1940 Act and the rules and regulations thereunder.  Subadviser shall provide Adviser and the Corporation with copies of any documents executed on behalf of Adviser or the Corporation hereunder as soon as possible after the execution of any such documents.

(i)            Compliance with Applicable Law and Governing Documents.  With respect to all matters relating to its performance under this Agreement, Subadviser and its members, directors, officers, partners and employees will act in accordance with all applicable law.  To the extent applicable to the activities of Subadviser in relation to the Fund, Subadviser will act in accordance with the Corporation’s governing instruments and regulatory filings, including the Corporation’s Articles of Incorporation, By-Laws, currently effective Registration Statement under the 1940 Act and the 1933 Act and Notice of Eligibility under Rule 4.5 of the Commodity Exchange Act (the “CEA”), compliance policies and procedures adopted pursuant to Rule 38a-1 under the 1940 Act and the Fund’s Prospectus, policies and procedures, (collectively, “Governing Instruments and Regulatory Filings”) and any instructions or directions of the Corporation, its Board of Directors or Adviser which whenever practicable Adviser or the Corporation shall provide in writing.  Adviser will provide Subadviser with any amendments, supplements or other changes to the Governing Instruments and Regulatory Filings as soon as practicable after such materials become available, and upon receipt, Subadviser will act in accordance with such amendments, supplements or other changes.

(j)            Corporation’s Name; Adviser’s Name.  Subadviser will have no rights relating to the Corporation’s name, the Fund’s name or in the name “Frontegra” as it is used in connection with investment products, services or otherwise, and Subadviser will make no use of such names without the express written consent of the Corporation or the Fund, as the case may be; provided, however, that notwithstanding anything in this Agreement, Subadviser shall be entitled to use the Fund’s name and the name “Frontegra” in Form ADV or any other document required to be filed with any governmental agency or self-regulatory organization.

(k)           Personal Securities Transactions.  Subadviser will observe and comply with Rule 17j-l under the 1940 Act.  Upon request during any business day, Subadviser will make available to Adviser or the Fund any reports concerning the Fund required to be made by Subadviser pursuant to Rule 17j-1 under the 1940 Act.

(l)            Fair Valuation.  In accordance with procedures adopted by the Board of Directors of the Corporation, as amended from time to time, Subadviser is responsible for assisting in the fair valuation of all securities constituting the Fund and will use its reasonable efforts to arrange for the provision of a price from a party or parties independent of Subadviser for each security constituting part of the Fund for which the Fund or the Fund’s administrator is unable to obtain prices in the ordinary course of business from an automated pricing service.

(m)          Regulatory Filings.  Subadviser will provide a back-up certification to Adviser in a form reasonably satisfactory to each party relating to each annual and semi-annual report filed by the Corporation on Form N-CSR and shall provide any necessary documentation and/or certification required by any other regulatory filing applicable to the Fund, including, without limitation, Form N-Q and Form N-PX.

(n)           Compliance Oversight.  Subadviser agrees to cooperate with periodic reviews of Subadviser’s compliance program by the Fund’s compliance personnel in performance of their responsibilities under Rule 38a-1 of the 1940 Act. Subadviser agrees to provide to the Fund copies of its compliance program and such additional information and certifications as may reasonably be requested by the Fund’s compliance personnel.  Subadviser agrees to promptly notify Adviser of any material compliance violations which affect the Fund.

(o)           Section 15(c) Request for Information.  Subadviser shall provide such information as may reasonably be requested by the Board of Directors of the Corporation under Section 15(c) of the 1940 Act in connection with its annual consideration of this Agreement.

3.             Duties of Adviser.  Adviser will continue to be responsible for all services to be provided to the Fund pursuant to the Advisory Agreement, and shall oversee and review Subadviser’s performance under this Agreement.

4.             Independent Contractor.  Subadviser will be an independent contractor in performing its duties under this Agreement and unless otherwise expressly provided herein or otherwise authorized in writing, will have no authority to act for or represent the Corporation, the Fund or Adviser in any way or otherwise be deemed an agent of the Corporation, the Fund or Adviser.

5.             Compensation.  As compensation for Subadviser’s services hereunder and for other investment advisory services rendered by Subadviser to Adviser, Adviser shall reimburse Subadviser for costs and expenses incurred by Subadviser in rendering the investment advisory services to Adviser in addition to an additional percentage of such costs and expenses, currently 7%, as agreed by the parties from time to time and set forth in the Services Agreement between Adviser and Subadviser.  Such fee shall be payable in accordance with the Services Agreement.  In addition, Subadviser shall pay the costs and expenses of any special meeting of directors or shareholders convened for the primary benefit of Subadviser.

6.             Expenses.  Subadviser shall bear all expenses incurred by it in connection with its services under this Agreement other than the cost of Investments (including brokerage commissions and other transaction charges, if any) purchased or sold by the Fund.  In addition, Subadviser will, from time to time at its sole expense, employ such persons as it believes to be particularly fitted to assist it in the execution of its duties hereunder.  Except to the extent provided in this Section 6, Subadviser shall not be responsible for the Fund’s or Adviser’s expenses, including, but not limited to, the following:  (a) charges and expenses for determining the Fund’s net asset value and the maintenance of the Fund’s books and records and related overhead; (b) the charges and expenses of the Fund’s lawyers and auditors; (c) the charges and expenses of any custodian, transfer agent, plan agent, dividend disbursing agent and/or administrator appointed by the Fund; (d) brokers’ commissions, and issue and transfer taxes chargeable to the Fund in connection with securities transactions to which the Fund is a party; (e) insurance premiums, interest charges, dues and fees for membership in trade associations and all taxes and corporate fees payable by the Fund to federal, state or other government agencies; (f) fees and expenses required to be paid for registration with the SEC, or any fees and expenses required to be paid for the sale of Fund shares in any state; (g) expenses related to shareholders’ and directors’ meetings (save in relation to any meetings convened for the primary benefit of Subadviser as referred to in Section 5 above), and the preparation, printing and distribution of prospectuses, proxy statements, reports to shareholders and other Fund sales literature; (h) distribution fees payable pursuant to Rule 12b-1 under the 1940 Act, if any; and (i) compensation payable to the Fund’s directors.

7.             Representations and Warranties of Subadviser.  Subadviser represents and warrants to Adviser, the Corporation, and the Fund as follows:

(a)           Subadviser is registered as an investment adviser under the Advisers Act;

(b)           Subadviser will not engage in any futures transactions or options thereon on behalf of the Fund prior to Subadviser filing a notice of exemption pursuant to Rule 4.14 under the CEA with the Commodity Futures Trading Commission (the “CFTC”) and the National Futures Association or becoming otherwise qualified to act as a commodity trading advisor under the CEA;

(c)           Subadviser is a private limited company duly organized and validly existing under the laws of England and Wales with the power to carry on its business as it is now being conducted;

(d)           The execution, delivery and performance by Subadviser of this Agreement are within its powers and have been duly authorized by all necessary action on the part of its members, and no action or filing with any governmental body, agency or official is required for the execution, delivery and performance of this Agreement, and the execution, delivery and performance by Subadviser of this Agreement do not contravene or constitute a default under any provision of applicable law, rule or regulation, Subadviser governing instruments or any agreement, judgment, injunction, order, decree or other instrument binding upon Subadviser;

(e)           This Agreement is a valid and binding agreement of Subadviser;

(f)            Subadviser has provided its current (and will provide all amendments thereto) Form ADV to Adviser, and each Form ADV provided to Adviser is and will be a true and complete copy of the form filed with the SEC and, to the best of Subadviser’s knowledge and belief, the information contained therein is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;

(g)           Subadviser is subject to Adviser’s Code of Ethics (the “Code of Ethics”) and has provided the certification required by Rule 17j-1(c)(1)(ii) under the 1940 Act.  In accordance with Rule 17j-1, Adviser and Subadviser will submit any material changes to the Code of Ethics to the Corporation’s Board of Directors for approval no later than six months after its adoption of the material changes.  During the term of this Agreement, Subadviser will annually certify to the Corporation’s Board of Directors that it has adopted procedures reasonably necessary to prevent access persons from violating the Code of Ethics, and will describe in a written report any issues arising under the Code of Ethics regarding material violations of the Code of Ethics and sanctions imposed in response thereto; and

(h)           Subadviser has adopted, maintains and implements written policies and procedures with regard to the protection of customer records and information, as required by Regulation S-P.

8.             Representations and Warranties of Adviser.  Adviser represents and warrants to Subadviser, as follows:

(a)           Adviser is registered as an investment adviser under the Advisers Act;

(b)           Adviser is a limited partnership duly organized and validly existing under the laws of Delaware with the power to carry on its business as it is now being conducted;

(c)           The execution, delivery and performance by Adviser of this Agreement are within its powers and have been duly authorized by all necessary action, and Adviser has caused to be taken all necessary action under the Advisory Agreement and the 1940 Act to authorize the retention of Subadviser under this Agreement, and no action or filing with any governmental body, agency or official is required for the execution, delivery and performance of this Agreement;

(d)           This Agreement is a valid and binding agreement of Adviser; and

(e)           Adviser has provided to Subadviser the Corporation’s current Registration Statement on Form N-1A, and agrees to provide Subadviser with all supplements or amendments thereto and to advise Subadviser promptly in writing of any changes in the Fund’s investment policies or restrictions.

9.             Survival of Representations and Warranties.  All representations and warranties made by the parties pursuant to Sections 7 and 8 of this Agreement will survive for the duration of this Agreement, and each party will immediately notify the other party in writing upon becoming aware that any of the foregoing representations and warranties are no longer true.  In addition, Subadviser will deliver to Adviser and the Fund copies of any material amendments, supplements or updates to any of the information provided to Adviser within 15 days after becoming available.

10.           Liability and Indemnification.

(a)           Liability.  In the absence of willful misfeasance, bad faith, negligence, or reckless disregard on the part of Subadviser of its duties or obligations under this Agreement, Subadviser shall not be subject to any liability for errors of judgment, mistake of law or for any loss suffered by Adviser, the Corporation, the Fund, or its shareholders in connection with matters to which this Agreement relates.  In the absence of willful misfeasance, bad faith, negligence, or reckless disregard on the part of Adviser of its duties or obligations under this Agreement, Adviser shall not be subject to any liability to Subadviser, for any act or omission in the course of, or in connection with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of Investments; provided, however, that nothing herein shall relieve Adviser or Subadviser from any of their respective obligations under applicable law, including, without limitation, federal and state securities laws and the CEA.

(b)           Indemnification.  Subadviser shall indemnify Adviser and the Corporation, and their respective general partner, limited partners, officers, directors and “controlling persons” (as defined in the 1940 Act), for any liability and expenses, including reasonable attorneys’ fees, which may be sustained as a result of Subadviser’s willful misfeasance, bad faith, negligence, or reckless disregard of its duties or obligations hereunder or any violations of applicable law, including, without limitation, federal and state securities laws and the CEA.  Adviser shall indemnify Subadviser and its members, officers, directors and “controlling persons” for any liability and expenses, including reasonable attorneys’ fees, which may be sustained as a result of Adviser’s willful misfeasance, bad faith, negligence, or reckless disregard of its duties or obligations hereunder or any violations of applicable law, including, without limitation, federal and state securities laws and the CEA.

11.           Duration and Termination.

(a)           Duration.  This Agreement shall begin with respect to the Fund after it has been approved in accordance with the requirements of the 1940 Act and has been executed by Adviser and Subadviser and shall continue in effect for two (2) years from its effective date and thereafter for successive periods of one (1) year, subject to the provisions for termination and all of the other terms and conditions hereof if such continuation  shall be specifically approved at least annually (i) by the vote of a majority of the Board of Directors of the Corporation, including a majority of the directors who are not parties to this Agreement or “interested persons” of any such party (as defined in the 1940 Act), cast in person at a meeting called for that purpose or (ii) by the vote of a majority of the “outstanding voting securities” (as defined in Section 2(a)(42) of the 1940 Act) of the Fund.

(b)           Termination.  Notwithstanding anything to the contrary provided herein, this Agreement may be terminated at any time with respect to the Fund, without payment of any penalty:  (i) by the vote of a majority of the Board of Directors of the

Corporation, by the vote of a majority of the outstanding voting securities of the Fund or by Adviser, in each case upon 60 days’ written notice; or (ii) by Subadviser upon 120 days’ written notice to Adviser, the Corporation, and the Fund.  This Agreement shall also terminate automatically in the event of its “assignment” (as defined in Section 2(a)(4) of the 1940 Act) or upon the termination of the Advisory Agreement.

12.           Amendment.  This Agreement may be amended with respect to the Fund by the mutual consent of the parties, provided that the terms of each such amendment shall be approved by (i) the affirmative vote of a majority of the Board of Directors of the Corporation cast in person at a meeting called for that purpose, including a majority of directors who are not “interested persons” of the Fund or Adviser, and (ii) if necessary, by a vote of a majority of the “outstanding voting securities” of the Fund.  If such amendment is proposed in order to comply with the requirements of the SEC, state regulatory bodies or other governmental authorities, Adviser will notify Subadviser of the form of amendment which it deems necessary or advisable and the reasons therefor, and if Subadviser declines to assent to such amendment, Adviser may terminate this Agreement forthwith.

13.           Confidentiality.  Subject to the duties of Subadviser to comply with applicable laws, including any demand of any regulatory or taxing authority having jurisdiction or under compulsory process of law, Subadviser shall, during the term of this Agreement and for a period of five (5) years thereafter, treat as confidential all non-public information pertaining to the Fund and the actions of Subadviser, Adviser and the Corporation in respect thereof.  Information disclosed in voluntary and required reports to shareholders of the Corporation and to regulatory authorities or otherwise in the public domain other than by action of Subadviser is deemed to be public information. Subadviser agrees to adhere to the privacy policies adopted by the Corporation pursuant to Regulation S-P under the Gramm-Leach-Bliley Act.  Subadviser has adopted, implemented and agrees to maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to Fund shareholders in compliance with Regulation S-P.  Subadviser will not share any nonpublic personal information concerning Fund shareholders with any other party except as necessary for the performance of its duties under this Agreement or as required by law or allowed under one of the exceptions set forth in Regulation S-P.

14.           Notice.  Any notice that is required to be given by the parties to each other under the terms of this Agreement shall be in writing, delivered or mailed postpaid to the other party, or transmitted by facsimile with acknowledgment of receipt or by electronic transmission, to the parties at their principal places of business, which may from time to time be changed by the parties by notice to the other party.  As of the date of this Agreement, the addresses of the parties are:

Corporation:

IronBridge Funds, Inc.
Attention: John G. Davis

One Parkview Plaza, Suite 600

Oakbrook Terrace, Illinois  60181

Fax:  (630) 684-8301

Adviser:

IronBridge Capital Management, L.P.

Attention: John G. Davis

One Parkview Plaza, Suite 600

Oakbrook Terrace, Illinois  60181

Fax:  (630) 684-8301

Subadviser:

IronBridge International Ltd.

Attention: Stephen Barrows

Beaumont House Beaumont Mews

37 Marylebone High Street

London, United Kingdom

W1U 4QE

15.           Governing Law.  This Agreement is governed by and construed in accordance with the laws of the United States and the internal laws of the State of Illinois without giving effect to conflicts of law principles; provided, however, that nothing herein shall be construed in a manner that is inconsistent with the 1940 Act, the Advisers Act or the rules and regulations promulgated with respect to such respective Acts.

16.           Counterparts.  This Agreement may be executed in one or more counterparts, any or all of which may be delivered by facsimile, e-mail or other form of electronic communication, and each of which will be deemed to be an original and all of which shall constitute one and the same document.

17.           Third Party Rights.  In addition to the parties hereto, this Agreement is intended to be for the benefit of the Corporation, which is intended to be a third-party beneficiary hereunder and may, as such, exercise such rights as if it were Adviser.  With the exception of such parties, no other party shall have any rights hereunder.

18.           Severability.  If any provision of this Agreement is held or made invalid by a court decision or applicable law, the remainder of the Agreement shall not be affected adversely and shall remain in full force and effect.

19.           Miscellaneous.  Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof.  Specifically, as used in this Agreement, “investment company,” “affiliated person,” “interested person,” “assignment,” “broker,” “dealer” and “affirmative vote of the majority of the Fund’s outstanding voting securities” shall all have such meaning as such terms have in the 1940 Act.  The term “investment adviser” shall have such meaning as such term has in the Advisers Act or the 1940 Act, as the case may be.  In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

20.  Sole Agreement.  This Agreement represents the entire agreement and understanding between the parties and sets forth the rights, duties and obligations of each party to the other as of its date.  Any prior agreements, understandings and representations relating to the subject matter of this Agreement are incorporated herein.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written above.

IRONBRIDGE CAPITAL MANAGEMENT, L.P.

By: IronBridge Capital GP, Inc., its general partner

By:
Name: Christopher Faber
Title: President

Attest:

IRONBRIDGE INTERNATIONAL LTD.

By:
Name: Stephen Barrow
Title: Chief Investment Officer

Attest:

Signature Page to Subadvisory Agreement